Exhibit 10.1

Cohen & Company Financial Group

Cira Centre

2929 Arch Street, Suite 1703

Philadelphia, Pennsylvania 19104

November 9, 2026

Lester Brafman
[***]

Dear Lester:

This letter sets forth the terms and conditions of the cessation of your role as Chief Executive Officer of Cohen & Company, Inc., Cohen & Company, LLC, and Cohen & Company Securities, LLC, and of any of their affiliates or subsidiaries (collectively, the “Company”), effective as of the close of business on November 10, 2026 (the “Transition Date”), and the termination of your employment with the Company as of November 30, 2026 (the “Separation Date”).

The terms and conditions set forth in Section 1 below will apply after your termination, regardless of whether you decide to sign this Agreement. However, the Company will not provide you with the consideration set forth in Section 2 below unless you sign and do not timely revoke this Agreement, and then re-sign and re-affirm this Agreement following the Separation Date. (Please see Section 8(c) below for what it means to revoke this Agreement).

This Agreement is a very important legal document. I encourage you to read it carefully and make certain that you understand and agree with it before you sign it.

You may consider this Agreement for twenty-one (21) days following your initial receipt of this Agreement whether you wish to sign this Agreement. However, you may sign it at any point within the 21-day review period, should you choose to do so. In addition, you may consider whether you wish to re-sign and re-affirm this Agreement for 21 days following the Separation Date, but you may also choose to sign this Agreement at any point within such 21-day period. Because this is a legal document, you are encouraged to review the proposed Agreement with your attorney.

1.             General Terms of Termination. As noted above, regardless of whether you sign this Agreement:

(a)           You will cease to be the Chief Executive Officer of the Company as of the Transition Date. You submitted to the Company a notice of resignation from your role as Chief Executive Officer of the Company on November 9, 2026, effective as of the Transition Date, which the Company accepted.

(b)           You will be paid the balance of your base salary through the Separation Date, on the next regularly scheduled payroll date of the Company following the Separation Date.

(c)           Your eligibility to participate in Company-sponsored group health and dental coverage, and in the supplemental health insurance plan, as an employee of the Company, will end on the last day of the calendar month in which you are no longer employed by the Company. However, you will be eligible to continue to participate in such coverages in accordance with a federal law called the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), should you elect to do so, subject to COBRA’s terms, conditions and restrictions, at your sole expense.

(d)           Your eligibility to participate in all other Company sponsored group benefits will end on the last day of the calendar month in which you are no longer employed by the Company.

(e)           Until and following the Separation Date, you must continue to comply with your common law and federal security obligations to maintain confidentiality of all Company “Proprietary Information”, as defined in Section 9(b) below. You must also continue to comply with your obligations regarding the protection of attorney-client privileged information and attorney work product, as set forth in Section 14 below.

(f)            In accordance with the Award Letters dated December 20, 2024, and December 19, 2025, respectively, awarded pursuant to the Cohen & Company Inc, Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”), you shall be paid (A) One Million and Fifty-Three Thousand, Six Hundred and Ninety-Six Dollars and No Cents ($1,053,696.00) on December 31, 2027, and (B) Three Million Seven Hundred and Seventy-Nine Thousand One Hundred and Thirty-Six Dollars ($3,779,136.00) on December 31, 2028. You acknowledge that, in accordance with the terms and conditions of the Deferred Compensation Plan, you have no right to accelerate or otherwise change the timing of such payments.

2.            Consideration. Provided you execute and do not timely revoke this Agreement, and it becomes effective as set forth in Section 8(c) below, and you comply with its terms, including, but not limited to, the non-disclosure, confidentiality, non-solicitation, non-interference, non-disparagement, proxy designation, inventions and return of Company property, set forth in Sections 9 to 14, and 18 below, the Company shall provide you with the following compensation and benefits specified in this Section 2 (hereinafter collectively “Separation Benefits”):

(a)           Effective as of the Transition Date, you will cease to be the Chief Executive Officer of the Company. Between the Transition Date and the Separation Date, you will remain employed by the Company as a Senior Advisor, and you will continue to be paid your base salary, participate in the Company’s group health and dental coverage plans, and in the supplemental health insurance plan. Your employment will terminate for all purposes on the Separation Date.

(b)           The Company will pay you a bonus payment of Three Million Dollars and No Cents ($3,000,000.00) within 30 days following the Separation Date in lieu of a bonus for the 2026 calendar year that you otherwise would not have been entitled to considering your Separation Date.

(c)           The Company will pay you severance payments of: (i) within 30 days following the Separation Date, Two Million Two Hundred Fifty Thousand Dollars and No Cents ($2,250,000.00), which is equivalent to three times your current base salary, and (ii) on December 31, 2027, Seven Hundred Fifty Thousand Dollars and No Cents ($750,000.00).

(d)           Should you elect to continue your health and dental insurance coverage, and/or your Supplemental Health Insurance pursuant to COBRA, the Company shall pay your premiums directly for so long as you and/or your dependents remain eligible for coverage, which should be non-taxable to you.

(e)           Effective as of the Separation Date, the Company will accelerate the vesting of 100% of your outstanding, unvested restricted LLC Units in Cohen & Company, LLC (i.e., 822,000 Restricted Membership Units), as more fully set forth on the Schedule of Grant Awards attached hereto as Exhibit A.  At your written request by no later than the Separation Date, the Company shall repurchase 52% of these restricted LLC Units (so that you may have sufficient liquidity to pay the income tax liability resulting from such accelerated vesting).

(f)            Effective as of the Separation Date, the Company will accelerate the vesting of 100% of your outstanding, unvested restricted, LTIP Units in Cohen & Company, LLC (i.e., 1,605,000 LTIP Units), as more fully set forth on the Schedule of Grant Awards attached hereto as Exhibit A.  On the Separation Date, in accordance with the Second Amended and Restated Limited Liability Company Agreement of Cohen & Company, LLC, dated March 6, 2026 (the “Cohen LLC Operating Agreement”), Cohen & Company, LLC shall convert all of your LTIP Units into 1,605,000 LLC Units (the “Conversion LLC Units”).  If, prior to March 31, 2027, you elect to cause Cohen & Company, LLC to redeem all such Conversion LLC Units in accordance with the Cohen LLC Operating Agreement for cash or, at the option of Cohen & Company Inc., shares of its common stock, then at least 37% of such redeemed Conversion LLC Units shall be redeemed for cash (so that you may have sufficient liquidity to pay the income tax liability resulting from such accelerated vesting).

(g)           You acknowledge that you have received for a de minimis amount of money founder shares in two Company sponsored SPACs, i.e., Columbus Circle 2E Sponsor Corporation LLC (“2E”) and Columbus Circle 3E Sponsor Corporation LLC (“3E”).  In consideration for your execution of this Agreement, the Company agrees not to reallocate such shares, subject to the reduction noted below for 2E and potential dilution on a pro-rata basis as the Sponsor deems necessary, in accordance with the terms of the related LLC operating agreements for these two SPAC sponsors. For SPAC 2E, we are currently awaiting SEC approval of a merger proxy to close. You acknowledge that your shares in SPAC 2E have been reduced to 58,333 from the 175,000. This reduction shall be documented immediately prior to the closing via a securities assignment and joinder agreement.  You also acknowledge that 3E is currently seeking a buyer and your shares in 3E may be diluted or reduced in a pro-rata amount in accordance with the terms of a business combination agreement. Share reductions may occur in either 2E or 3E as the Sponsor deems necessary.

(h)           In addition to the foregoing, you will receive all unpaid and accrued dividends on all such Company Restricted Membership Units and LTIP Units in accordance with all applicable award agreements and governing documents.

(i)            Notwithstanding anything to the contrary in this Agreement or elsewhere, in the event of your death prior to the Separation Date or following the Separation Date but prior to the date you have received the benefits described in this Section 2, your estate will be paid and provided with the benefits described in this Section 2 on the dates described in this Section 2, subject only to your estate or legal representative signing the re-affirmation described below on your behalf.

3.             General Release.

(a)           In consideration of the Separation Benefits and the other promises in this Agreement, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” (as defined below) from any and all claims, causes of action, complaints, lawsuits or liabilities of any kind (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees.

(b)           By agreeing to this General Release, you are waiving any and all Claims that can be waived, to the maximum extent permitted by law, which you have or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Agreement, and any monetary or other personal relief for such Claims including but not limited to, the following:

(i)              any Claims having anything to do with your employment with the Company and/or any Releasee;

(ii)             any Claims having anything to do with the cessation of your employment with the Company and/or any Releasee;

(iii)            any Claims for unpaid or withheld severance, benefits, bonuses, commissions, incentive compensation, and/or compensation of any kind;

(iv)           any Claims under your expired employment agreement, dated September 16, 2013;

(v)            any Claims for reimbursements of expenses of any kind;

(vi)           any Claims for attorneys’ fees or costs;

(vii)          any Claims under the Employee Retirement Income Security Act (“ERISA”);

(viii)         any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, national origin, ancestry, sexual orientation, gender identity, marital status, genetic information or any other factor protected by Federal, State or Local law as enacted or amended (such as the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, Section 1981 of the Civil Rights Act of 1866, the Genetic Information Non-Discrimination Act, the New York State Executive Law, New York State Human Rights Law, the New York Labor Law, the New York City Human Rights Law, the New York City Administrative Code, and any claims for retaliation under any of the foregoing laws; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this General Release in any manner.

(ix)            any Claims regarding leaves of absence, including, but not limited to, any Claims under the Family and Medical Leave Act or any other state or local law providing for paid or unpaid leave;

(x)             any Claims arising under the Immigration Reform and Control Act (“IRCA”);

(xi)            any Claims arising under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) or any state law governing military leave;

(xii)           any Claims arising under the Worker Adjustment and Retraining Notification Act (“WARN”) and the New York State Worker Adjustment and Retraining Act;

(xiii)          any Claims for violation of public policy;

(xiv)          any whistleblower or retaliation Claims, including but not limited to Claims arising under the New York whistleblower laws;

(xv)          any Claims under any state or U.S. Constitution;

(xvi)         any Claims under any state and/or local laws, including, but not limited to, New York and/or the local laws or ordinances of any county or city including New York City;

(xvii)        any Claims for emotional distress or pain and suffering; and

(xviii)       any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, claims for breach of contract, libel, slander, fraud, wrongful discharge, invasion of privacy, promissory estoppel, equitable estoppel and misrepresentation.

(c)            For purposes of this Agreement, the term “Releasees” includes: the Company, and each of its respective past, present and future parents, members, affiliates, subsidiaries, divisions, predecessors, successors, assigns, insurers, employee benefit plans and trusts, including but not limited to Cohen & Company, Inc., Cohen and Company, LLC, Cohen & Company Securities, LLC, Cohen & Company Securities Holdings, L.P., Cohen & Compagnie, SAS, Cohen & Company Financial Europe Limited S.A., Cohen & Company Financial Management, LLC, Cohen & Company Management, LLC, Cohen Principal Investing, LLC, Dekania Capital Management LLC, Dekania Investors, LLC and each of their respective past, present and future managers, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing and each of their respective successors and assigns.

(d)           It is important that you understand that this General Release includes all Claims known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised.

(e)           To the extent any Claim is not releasable, you acknowledge that the benefits set forth herein, including all of the Separation Benefits Set forth in Section 2, more than offset any monetary sums determined to be owing to you from any non-releasable claim.

4.            Non-Released Claims. The General Release in Section 3 above does not apply to:

(a)           any Claims for vested benefits under the Company’s retirement plans;

(b)           any Claims to require the Company to abide by its commitments set forth in this Agreement;

(c)           any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement;

(d)           any Claims arising after you have signed this Agreement;

(e)           any Claims for worker’s compensation benefits, any Claims for unemployment compensation benefits and any other Claims that cannot be waived by a private agreement;

(f)            any rights to indemnification and advancement under the Company’s organizational documents, insurance policies, contracts, and/or applicable law, and coverage under the Company’s applicable D&O and other insurance policies that survive the termination of your employment.

In addition, the General Release in Section 3 is subject to and limited by your Retained Rights in Section 5 below.

5.            Retained Rights.

(a)            Regardless of whether or not you sign this Agreement, nothing in this Agreement is intended to or shall be interpreted to restrict or otherwise interfere with: (i) your obligation to testify truthfully in any forum; (ii) your right and/or obligation to contact, cooperate with, provide information to, or testify or otherwise participate in any action, investigation or proceeding of any federal, state, or local government agency, commission or entity (including, but not limited to, the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”), the Department of Labor (“DOL”), the Occupational Safety and Health Administration (“OSHA”), the New York State Division of Human Rights (“NYSDHR”), and the NYC Commission on Human Rights, (“collectively “Government Agencies”)); (iii) your right to disclose the details relating to the facts and circumstances or other details relating to a claim or action of discrimination, retaliation, harassment or failure to accommodate; (iv) your right and/or obligation to disclose any information or produce any documents as is required by law or legal process (v) your filing or disclosing any facts necessary to receive unemployment insurance, or other public benefits to which you are entitled; (vi) your right to speak with law enforcement, the Attorney General, or an attorney retained by you; or (vii) your right to report possible violations of federal, state or local law or regulation to any Government Agencies.

(b)           Further, this Agreement, including the General Release in Section 3 does not prevent you from contacting or filing a charge or complaint with Government Agencies or restrict or otherwise interfere with the information you may provide to them in connection with any such contact, charge or complaint. However, the General Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Section 3 with regard to any charge you may file or which may be filed on your behalf. Notwithstanding the foregoing, nothing in this Agreement limits your right to receive an award for information provided to the SEC or any other Government Agencies.

6.             Non-Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission by the Company or any Releasee or any other person of any liability, or of any unlawful, discriminatory, or otherwise wrongful acts whatsoever against you or any other person.

7.             Acknowledgement of Full Payments. You agree that, other than the amounts described in Sections 1(b) and 1(f) of this Agreement, the Company has paid all of the wages, fees, commissions, bonuses, incentive compensation, expense reimbursements, vacation, sick pay, holiday pay and all other employee benefits due and owing to you as a result of your employment with the Company as of the date you sign this Agreement, and that no other compensation, payments or benefits of any kind or nature is owed to you, other than as provided in this Agreement.

8.             Knowing and Voluntary Waiver. Notwithstanding any other provision of this Agreement to the contrary:

(a)           You agree that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you may have against the Company and the Releasees, or any of them, including, without limitation, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA.

(b)           Initial Signature. The Company hereby advises you to consult with an attorney prior to executing this Agreement. You acknowledge that the Company has given you a period of at least twenty-one (21) days from your initial receipt of this Agreement in which to consider this Agreement before executing this Agreement. However, you may sign this Agreement at any point within such 21-day review period. You agree that if the Company makes any changes to this Agreement, the 21-day review period shall not restart. If you execute this Agreement at any time prior to the end of the 21-day period, such early execution was a knowing and voluntary waiver of your right to consider this Agreement for 21 days. You have a period of seven days following your execution of this Agreement to revoke this Agreement by sending an email to the general counsel, Dennis Crilly (gc@cohenandcompany.com), stating your intent to revoke this Agreement. The email must be sent within seven (7) days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the email must be sent on the following business day. You will not be entitled to the Separation Benefits in Section 2 if you timely revoke this Agreement.

(c)           Reaffirmation. In order to receive the Separation Benefits described above, you are required to re-affirm your agreement to the terms of this Agreement following the Separation Date. The Company hereby advises you to consult with an attorney prior to reaffirming this Agreement. You acknowledge that the Company has given you a period of at least twenty-one (21) days from your Separation Date to consider this Agreement before reaffirming this Agreement. However, you may reaffirm this Agreement at any point within such 21-day review period. If you reaffirm this Agreement at any time prior to the end of the 21-day period, such early execution was a knowing and voluntary waiver of your right to consider this Agreement for 21 days. You have a period of seven days following your reaffirmation of this Agreement to revoke this Agreement by sending an email to the general counsel, Dennis Crilly (gc@cohenandcompany.com), stating your intent to revoke this Agreement. The email must be sent within seven (7) days of your reaffirmation of this Agreement. If the seventh day is a Sunday or federal holiday, then the email must be sent on the following business day. You will not be entitled to the Separation Benefits in Section 2 if you timely revoke this Agreement. The Agreement shall become effective on the eighth day after you reaffirm this Agreement, unless you revoke it prior thereto as stated above (the “Effective Date”).

9.             Non-Disclosure of the Company’s Proprietary Information.

(a)           You will not, without the prior written consent of the Company or applicable Releasee, either directly or indirectly, transmit or disclose to any person or entity any Proprietary Information (as defined below) or use any Proprietary Information for your own benefit or the benefit of any other person or entity, or to the detriment of the Releasees, or discuss the Company’s track record or current, past or potential client or investor information. This restriction is subject to and limited by your Retained Rights in Section 5 above.

(b)           Proprietary Information. For purposes of this Agreement, Proprietary Information includes, but is not limited to: (a) the identity of any clients and potential clients; (b) any information that would typically be included in the financial statements of the Company, including without limitation the amount of assets, liabilities, net worth, revenues, or net income; (c) computer software or data of any sort used, developed, or compiled by the Company; (d) information relating to the financial, operational, or organizational structure of the Company and its accounts, including without limitation marketing agreements, advisory agreements, fee-sharing arrangements, investment management account agreements, and investor subscription documents; (e) trading, investment, and order execution strategies developed, investigated, acquired, evaluated, modified, tested, or employed by the Company and information related to, or that might reasonably be expected to lead to, the development of such strategies; (f) information related to the positions, trading or investment volume, capital deployment, or transaction costs associated with the trading or investment strategies of the Company; (g) information relating to the performance of any account or investment vehicle of the Company; (h) non-public information relating to legal and professional dealings, real property, tangible property, finances, business, investment activities, and other affairs of the Company; (i) information regarding the identity or background of individuals considered for employment by the Company; (j) any intellectual property rights acquired or developed by the Company, whether or not patentable or copyrightable, including all business plans, projects, partnerships, know-how, technical information, inventions, designs, configurations, ideas, concepts, processes, procedures, operations, research and development plans, pricing information, and business, operational, and marketing plans; (k) confidential and/or proprietary information learned from the Company’s investors, potential investors, advisory clients, clients, potential clients, existing and potential affiliates, subsidiaries and other related entities, suppliers, contracting parties, and other third parties with which the Company has business relations or potential business relations; and (l) any and all other data or information relating to the operations and business of the Company that is not known generally by and readily accessible to the public. Proprietary Information shall not include information which is generally known by or readily accessible to the public through no fault you or anyone acting in concert with you.

(c)           Track Records. You acknowledge that track records and other performance information of accounts managed by the Company, including without limitation the performance of any sectors and individual securities or other investment interests or vehicles managed by the Company, are the exclusive property of the Company. Without the prior written consent of the Company’s General Counsel, you will not: (i) represent to anyone within or outside of the Company that you were responsible for the performance or track records of these accounts; (ii) disclose investment performance information to anyone other than current or potential investors and only after receiving the permission of the Company; or (iii) otherwise utilize the investment performance of the Company or information related thereto.

(d)           Discussions Regarding the Company. Subject to your retained rights in Section 5 of this Agreement, without the prior written consent of the Company’s General Counsel, you are prohibited from having any conversations regarding the Company’s clients, potential clients, investors or potential investors with the media, any regulator, or any regulatory agency, other than as required by law or to legal, tax and accounting professionals who require the information to provide professional services to you.

(e)           Defend Trade Secrets Act of 2016. Nothing in this Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”). Stated otherwise, disclosures that are protected by the DTSA as follows do not violate this Agreement. The DTSA provides that: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The DTSA further provides that: “(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” This provision is subject to Section 9(f) below.

(f)            Demand for Disclosure of Proprietary Information. In the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of Proprietary Information, you must notify immediately Dennis Crilly at gc@cohenandcompany.com A copy of the request or demand, as well as any and all documents potentially responsive to the request or demand, shall be included with the written notification. You shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves Proprietary Information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. This restriction is subject to and limited by your Retained Rights in Section 5 above and does not apply to requests or demands from government officials or investigators, if such government officials or investigators affirmatively instruct or request that you not inform the Company of the demand or request for information.

(g)           Material Non-Public Information; Securities Law Compliance. You acknowledge that, by virtue of your position as Chief Executive Officer, you are in possession of, or may have had access to, material non-public information (“MNPI”) concerning the Company, Cohen & Company, Inc., 2E and 3E (as defined above), any other Company-sponsored SPAC, and their respective clients, counterparties and business combination targets. You agree that you will not, directly or indirectly, purchase, sell or otherwise trade in, or recommend or tip any other person to trade in, any securities of any such entity while in possession of MNPI, and that you will not disclose MNPI to any person except as permitted by Section 5 above. You further agree that you will continue to comply with the Company’s Insider Trading Policy (including its blackout periods and pre-clearance requirements) until the later of (i) the opening of the first trading window following the Separation Date and (ii) the date on which any MNPI in your possession has been publicly disclosed or is no longer material. You acknowledge that you remain responsible for complying with all applicable federal and state securities laws following the Separation Date, including, to the extent applicable, Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder (including the filing of any required Form 4 or Form 5 and the short-swing profit rules for the six-month period following the Separation Date), Sections 13(d) and 13(g) of the Exchange Act, Rule 144 under the Securities Act of 1933, as amended, and Regulation FD. You agree to cooperate with the Company in connection with any required public disclosure or filing relating to your separation or your holdings of Company securities, and to promptly provide any information reasonably requested by the Company for such purposes. Nothing in this Paragraph 9(g) limits your Retained Rights in Section 5 above.

10.           Non-Solicitation and Non-Interference. In consideration for the Separation Benefits, you agree to the following post-employment restrictions, as the terms “Person”, “Competitive Business” and “Restricted Client” are respectively defined in Sections 10(d) through (f) below:

(a)           You acknowledge that: (i) in your position, you had access to sensitive, financial information regarding the Company and persons and entities with a contractual, business, or professional relationship with the Company, including its clients, potential clients, investors and potential investors; (ii) the Company’s business currently spans the world; (iii) your position as the Company’s Chief Executive Officer brought you into close contact with Proprietary Information of the Company and its clients, potential clients, investors and potential investors, the benefit of Company’s goodwill, customer relationships and specialized training, among other forms of valuable consideration; (iv) your work for the Company was performed and/or could have been performed from places around the world and the Company’s clients are located around the world; (v) the agreements and covenants contained in this Section 11 are essential to and no greater than necessary to protect the legitimate business interests of the Company; (vi) the Company would not provide the Separation Benefits but for such agreement and covenants; and (vii) the covenants in this Section 10 are ancillary to or part of an otherwise enforceable separation agreement.

(b)           You agree that for a period of eighteen (18) months following the Separation Date, you shall not, directly or indirectly, individually or on behalf of any other Person or other entity, in any capacity (as an employee, independent contractor, consultant, owner, partner or otherwise)

(i)              induce, solicit, or attempt to influence any actively sought, prospective partners, members, employees, and independent contractors of the Company with whom you had material contact while employed not to establish a partnership, employment or contractual relationship with the Company; or

(ii)             in any way interfere with the relationship between the Company and any of its partners, members, employees or independent contractors.

(c)           Additionally, you agree that for a period of twelve (12) months following the Separation Date you shall not, directly or indirectly, individually or on behalf of any other Person or other entity, in any capacity (as an employee, independent contractor, consultant, owner, partner or otherwise):

(i)              interfere with or adversely affect the contractual, business, or professional relationship between the Company and any Restricted Clients by soliciting, inducing, causing, or requesting such client to cease doing business, not do business, reduce or otherwise limit its business relationship with the Company;

(ii)            solicit, aid or induce any Restricted Client to enter into a business relationship with another Person other than the Company, for services or products in which the Company was engaged with such client, or assist or aid any other Persons in a Competitive Business in identifying or soliciting any such Restricted Client for any services or products in which the Company was engaged with such Restricted Client;

(iii)            induce, solicit, or attempt to influence, any current partner, member, employee or independent contractor of the Company to terminate, diminish or materially alter their partnership, employment or contractual relationship with the Company; or

(iv)           induce, solicit, or attempt to influence any vendor of the Company to terminate, diminish or materially alter their relationship with the Company or any of its affiliates.

(d)            The term “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental or any other form of entity.

(e)           The term “Competitive Business” shall mean any other business or organization (including financial services organizations and sponsors of SPACs) anywhere in the world which provides services and/or products of a nature substantially similar to those provided by the Company during your employment with the Company, including, but not limited to, services and/or products relating to Advisory, Capital Markets, SPACs, and PIPE deals or which otherwise directly competes with the Company.

(f)           The term “Restricted Client” shall mean any (i) client of the Company with whom you had personal contact, whose relationship you managed on behalf of the Company, or regarding which you have, or had at any point during the course of your employment with the Company, Proprietary Information or other confidential information; and (ii) prospective client of the Company with whom you had personal contact, whose relationship you managed on behalf of the Company, or regarding which you have, or had during the last twelve (12) months of your employment with the Company, Proprietary Information or other confidential information.

11.           Return of Company Property. You shall, as of the Separation Date, return to the Company, and retain no copies of, any and all Company equipment, devices, and other property provided to you by the Company or otherwise owned by the Company (including, but not limited to, access cards, keys, laptops, phones, hard drives, thumb drives), without resetting or wiping any such Company equipment or devices, and all passwords and other information necessary to access Company equipment, devices, or other property) and any and all Company documents (whether hard copy/printed or electronic) reflecting Proprietary Information or otherwise relating to the Company’s business operations, clients, prospective clients, suppliers, vendors, etc., regardless of where or in what format such items are kept or prepared.

12.           Inventions.

(a)           Disclosure. You shall disclose fully, promptly and in writing to the Company any and all inventions, discoveries, improvements, modifications, ideas, formula, processes, know-how, methods, trademarks and other works (hereinafter “Inventions”), whether or not suitable for patent or copyright, which you have conceived, made, discovered, enhanced, developed or reduced to practice, solely or jointly with others, while employed by the Company and which (i) relate to the businesses, work or activities of the Company, or (ii) result from or are suggested your having carried out your duties relating to your employment with the Company or from or by any information that you may have received as an employee of the Company.

(b)           Assignment and Assistance. You hereby assign, transfer and convey to the Company all of your right, title and interest existing now or in the future in and to any and all such Inventions, including any rights under domestic or foreign patent law, trademark law, industrial rights design law, semiconductor chip and mark work protection law, trade secret law and any and all similar proprietary rights, however denominated, and any and all continuations, continuations-in-part, divisions, renewals, reissue, re-examinations, extensions and/or restorations thereof, now or hereafter in force and effect. To the extent any of the rights, title and interest in and to Inventions cannot be assigned by you to Company, you hereby grant to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. You agree to take all such actions as may be requested by the Company at any time and with respect to any such Inventions, to confirm or evidence such assignment, transfer or conveyance. Furthermore, at any time and from time to time, upon the request of the Company, you shall execute and deliver to the Company, any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such assignment, transfer, or conveyance or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations under United States or foreign law with respect to any such Inventions, or to obtain any extension, validation, reissue, continuance or renewal of any such patent or trademark. The Company shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall reimburse you for all reasonable expenses incurred by you in compliance with the provisions of this Section.

(c)           Work Made for Hire. You agree that any work product that arose out of the employment relationship (“Work Product”) is a work made for hire exclusively for the Company as that term is defined the Copyright Act of 1976, as amended (17 U.S.C. Section 101) and Company shall be the “author” of the Work Product within the meaning of the Copyright Act. Such Work Product shall be and remain the exclusive property of the Company and the Company shall have the right to use such Work Product for any purpose without any additional compensation to you. In the event that any Work Product shall not be deemed to be a work made for hire exclusively for the Company under the Copyright Act, you hereby transfer and assign to the Company all right, title and interest in and to said Work Product, including any and all copyrights therein throughout the world, together with any moral rights therein. You shall cooperate with Company to take all actions reasonably necessary to ensure such rights are so assigned. You irrevocably waive in favor of the Company and the Company’s successors, licensees and assigns, all their moral rights in and to all Work Product throughout the universe.

13.           Non-Disparagement. You agree to refrain from making any defamatory or disparaging remarks, whether directly or indirectly, orally or in writing, through any medium, that would disparage, defame, impugn or otherwise damage or assail the reputation, integrity, or professionalism of the Company or the Releasees, or regarding the quality of the Company’s products and/or its services. You further agree to refrain from making knowingly false statements or statements made with reckless disregard for the truth about the Company or any Releasee. This restriction is subject to and limited by your Retained Rights in Section 5 above.

14.           No Waiver of Attorney-Client Privileged Information and Attorney Work Product. You acknowledge and agree that in your role as Chief Executive Officer for the Company, you were privy to attorney-client privileged advice and had access to attorney work product with respect to the Company’s internal and external counsel. You acknowledge and agree that the attorney-client privilege belongs to the Company, and you are not authorized to use or disclose any information protected by the attorney-client privilege or the attorney work product doctrine with respect to the Company. Nothing in this Agreement is intended to permit you to use or disclose any attorney-client privileged information or any attorney work product with respect to the Company or to any of the Releasees, without explicit prior written consent of the Company’s General Counsel or their designee or without a court order issued after notice to the Company and an opportunity for the Company to participate.

15.           Remedy for Breach. You acknowledge and agree that, in view of the nature of the business in which the Company is engaged, as well as your position as the Company’s Chief Executive Officer: (i) the restrictions contained in Sections 9, 10, 11, 12, 13 and 14 of this Agreement are reasonable in all respects, including in time, geography and scope, and necessary to protect the legitimate interests of the Company; (ii) any violation of these restrictions would result in irreparable injury to the Company for which monetary damages would not provide an adequate remedy; and (iii) these restrictions will not preclude you from earning a living. You therefore acknowledge and agree that, if you breach or threaten to breach any of the restrictions in Sections 9, 10, 11, 12, 13 and 14 the Company will have available, in addition to any other right or remedy, the right to obtain injunctive and equitable relief, as well as to obtain damages and an equitable accounting of all earnings, profits and other benefits arising from such violation. You further agree that a bond or other security of not more than the amount of Five Thousand Dollars and No Cents ($5,000.00) shall be required from the Company in obtaining such equitable relief. If a court or other deciding body determines that you have violated any of the restrictions contained in Sections 9, 10, 11, 12, 13 and 14 the restrictive period shall be tolled from the time of the commencement of the violation until such time as the violation shall be cured by you. In connection with any Claims related to this provision, each party shall be responsible for their own attorney’s fees and shall bear their own costs and expenses.

16.           Cooperation. You agree to cooperate with the Company or any Releasees in connection with any claims, complaints, charges, actions, lawsuits or similar proceedings which may be brought against the Company or any Releasees and which the Company deems your cooperation necessary. You will be available to cooperate fully with the Company’s counsel or other representatives as needed, unless otherwise required by law. You also agree to promptly notify the Company’s General Counsel in writing of any contacts by an attorney or third party relating to legal proceedings commenced or to be commenced against the Company or any of the Releasees. In the event your cooperation is sought pursuant to this Section 16, the Company shall reimburse you solely for reasonable pre-approved travel expenses incurred by you as a result of such cooperation (including reasonable lodging and meals, upon submission of receipts). You agree not to cooperate directly or indirectly in any way with any party bringing a claim against the Company or any Releasee, unless your action is required by law or governmental agency, in which case you shall promptly give notice to the Company of such legal requirement, so that the Company or its designee may seek a protective order or other appropriate remedy. Notice is not required where the action is required by a governmental agency that directs you to refrain from notifying the Company or in connection with a matter before the SEC. This restriction is subject to and limited by your Retained Rights in Section 5 above.

17.           Resignation from Company Boards. You agree that you shall immediately resign from the Board of Directors of Cohen & Company Financial (Europe) Ltd, Board of Managers of Cohen & Company, LLC any other board seat you hold at any affiliated or related entity of the Company.

18.           Provision of Proxy Designation. Effective as of the Separation Date, you hereby grant to Cohen & Company, Inc. an irrevocable proxy, coupled with an interest, to vote all of your membership interests in Cohen & Company, LLC that you now hold or later acquire, on all matters on which such membership interest are entitled to vote, and you agree to execute any further instrument reasonably requested by the Company to evidence such proxy. This proxy shall be permanent and perpetual and shall survive any transfer of such units to the fullest extent permitted by applicable law and the operating agreement of Cohen & Company, LLC.

19.           Adequacy of Consideration. You acknowledge and agree that the Separation Benefits reflected in Section 2 above are not required to be provided by any policy, plan, or prior agreement and constitutes adequate consideration to support the General Release in Section 3 and fully compensates you for the Claims you are releasing and constitutes adequate consideration for your commitments in Sections 9 to 14, 18 and elsewhere, in this Agreement. For purposes of this Section, “consideration” means something of value to which you are not already entitled.

20.           Entire Contract/Severability/Modification. This Agreement sets forth the entire agreement between you and the Company and supersedes in its entirety all prior agreements, understandings or representations with the Company and/or any Releasee relating to the subject matter hereof. Should any provision of this Agreement be found to be overbroad, or declared or determined by a court to be illegal or invalid, the court shall have the power to modify this Agreement so that it conforms with prevailing law and the validity of the remaining parts, terms or provisions shall not be affected thereby. You represent that in executing this Agreement, you do not rely on any statement or fact not set forth herein. This Agreement may not be modified except by a writing signed by both parties hereto.

21.           Governing Law. The parties agree that this Agreement will be construed under the laws of the State of New York, without regard to the conflict of law provisions of the state in which any action may be filed that would result in the application of the laws of another jurisdiction. The parties specifically acknowledge that this Agreement has been negotiated between the parties at arms’ length and that you have been represented by independent legal counsel of your own choosing in connection with the negotiation of all terms of this Agreement, including the governing law and forum provisions and that your independent legal counsel has informed you of the impact of the governing law and forum provisions. The parties’ further consent and agree that the federal and state courts of New York, New York will have exclusive jurisdiction over any Claims, disputes and controversies arising from this Agreement. EACH PARTY HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

22.           Section 409A.

(a)            All of the payments and benefits payable pursuant to this Agreement are intended to comply with, or be exempt from, section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent the requirements of Section 409A are applicable hereto, and the provisions of this Agreement shall be construed and administered in a manner consistent with that intention. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A,

(b)            If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your Separation Date, you shall not be entitled to any payment or benefit to the extent that any such payment would constitute “nonqualified deferred compensation” (if at all) within the meaning of Section 409A until the earlier of: (i) the date which is six (6) months after such Separation Date for any reason other than death; or (ii) the date of Employee’s death. The provisions of this Section shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Employee upon or in the six (6) month period following Employee’s Separation Date that are not so paid by reason of this Section shall be paid (without interest) as soon as practicable after the date that is six (6) months after Employee’s Separation Date (or, if earlier, as soon as practicable after the date of Employee’s death).

(c)            To the extent that any reimbursement pursuant to this Agreement is taxable to Employee, Employee shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this Section, and any reimbursement payment due to Employee pursuant to such provision shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Employee receives in one taxable year shall not affect the amount of such benefits that Employee receives in any other taxable year.

(d)            In no event shall the Company be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to you hereunder except to the extent any such taxes or penalties result from the Company’s gross negligence or willful misconduct. The Company agrees to take any reasonable steps requested by you to avoid adverse tax consequences to you as a result of any benefit to you hereunder being subject to Section 409A, provided that you shall, if requested, reimburse the Company for any incremental costs (other than incidental costs) associated with taking such steps.

23.           Headings. This Agreement will not be construed against any party on the ground that it was the drafter of the Agreement or any particular provision. All captions and headings herein contained are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

24.           Notices. Any notice to be given hereunder will be deemed sufficient if given in writing and delivered either personally, courier or overnight delivery service all with proof of delivery, or if sent via email to the Company at dcrilly@cohenandcompany.com, or if sent by certified mail, return receipt requested, to the Company to the attention of the General Counsel and to you at the address set forth above.

25.           Acknowledgement. You expressly acknowledge and agree that you have carefully read this Agreement; that you fully understand the terms, conditions and significance of this Agreement; that the Company has advised you of your right to consult with an attorney concerning this Agreement; that you had a period of at least 21 days to review this Agreement with an attorney before executing it; that you had a period of 7 days following execution of the Agreement to revoke this Agreement; and that you have executed this Agreement voluntarily, knowingly and with such advice of an attorney as you have deemed appropriate.

[Signature page follows.]

Please sign where indicated below and return this Agreement to the Company as set forth above.

Sincerely,

COHEN & COMPANY, INC., on behalf of itself and Cohen & Company, LLC, Cohen & Company Securities, LLC and each of their affiliates and subsidiaries

By:	/s/ Daniel Cohen
Name:	Daniel Cohen
Title:	Chairman

Agreed to and accepted by:

/s/ Lester Brafman
Lester Brafman

Date:	November 9, 2026